Exhibit 99.1

Kewaunee Scientific

Reports Results for Third Quarter of Fiscal Year 2021

Exchange:	NASDAQ (KEQU)	Contact:	Donald T. Gardner III (704) 871-3274

STATESVILLE, N.C. March 10, 2021 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today reported results for its third quarter of fiscal year 2021, ended January 31, 2021.

Sales for the quarter were $33,339,000, a 2.6% decrease from sales of $34,225,000 in the prior year third quarter. Pre-tax loss for the quarter was $718,000 compared to a loss of $2,251,000 for the prior year period. Net earnings improved for the quarter to $81,000, or $0.03 per diluted share, as compared to a loss of $1,918,000, or ($0.70) per diluted share, for the quarter ended January 31, 2020. A tax benefit in the amount of $989,000 was recorded in the period based on the provisions in the Coronavirus Aid, Relief, and Economic Security (CARES) Act (“the Act”) signed into law on March 27, 2020. The Act allows companies with a net operating loss arising in a taxable year beginning in 2018, 2019, or 2020 to carry the loss back to each of the five preceding tax years. EBITDA1 for the quarter was ($17,000) compared to ($1,551,000) for the prior year period. The Company’s order backlog was $103 million on January 31, 2021, as compared to $101 million at April 30, 2020 and $93 million at January 31, 2020.

Domestic Segment

Domestic sales for the quarter were $25,066,000, a decrease of 6.1% from sales of $26,699,000 in the third quarter of last year. Net losses for the Domestic segment were $184,000 compared to a net loss of $552,000 for the prior year period. Domestic segment EBITDA was $800,000 compared to ($294,000) for the prior year period. Domestic sales declined during the period when compared to the prior year period due to continued delays in construction projects due to the coronavirus pandemic. Domestic segment EBITDA improved as compared to the prior year period due to actions taken to reduce operating expenses and improve manufacturing productivity.

International Segment

International sales for the quarter were $8,273,000, up 9.9% from sales of $7,526,000 in the third quarter last year. Net earnings for the International segment were $499,000 compared to break even, zero earnings, for the prior year period. International segment EBITDA was $695,000

[1]	EBITDA is a non-GAAP financial measure. See the table below for a reconciliation of EBITDA and segment EBITDA to net earnings (loss), the most directly comparable GAAP measure.

compared to $515,000 for the prior year period. The increase in sales and profitability resulted from strong international demand coupled with reduced COVID-related restrictions in certain markets that allowed access to project sites, resulting in higher billings during the current period.

Corporate Segment

Corporate expenses for the quarter were $1,613,000, a decrease of 15.0% from corporate expenses of $1,897,000 for the prior year period. The primary drivers of a decrease in corporate expenses were lower expenses for professional services as well as certain non-recurring expenses recorded in the prior year period related to an organizational restructuring. These reductions were offset by higher pension expense in the current period compared to the prior year period.

Liquidity and Managed Working Capital

Cash on hand was $6,103,000 at the end of the quarter, as compared to $5,215,000 at April 30, 2020. Working capital was $28,510,000 at January 31, 2021, as compared to $27,171,000 at April 30, 2020. Short-term debt was $4,493,000 at the end of the quarter, as compared to $4,719,000 at April 30, 2020. The debt-to-equity ratio at January 31, 2021 was .37-to-1, as compared to .36-to-1 at April 30, 2020.

“Our third quarter is traditionally the Company’s slowest quarter due to reduced construction activity in the US as well as fewer manufacturing days within the quarter. I am extremely proud of how the Kewaunee team managed the business during the quarter, navigating the challenges presented by the coronavirus, while making continued progress to position the Company to capitalize on what I expect will be a long-term increase in demand for the products and services that Kewaunee provides,” said Thomas D. Hull III, Kewaunee’s President and Chief Executive Officer.

“When you review our third quarter financial performance, it is evident that our team delivered improved gross profit and operating earnings on lower sales when compared to the prior year period. This was made possible because of the hard work that our Associates are undertaking to fundamentally improve how the Company operates. I believe these actions will translate into sustained improvements to our financial performance.”

“The Company’s financial position and liquidity also remain strong, and our backlog closed the quarter at the highest level in the past two years. A headwind I see as I look forward is rapidly escalating raw material costs which are negatively impacting industry earnings in the near-term. We are monitoring this closely and are taking steps to mitigate negative impacts to our gross margins to the extent possible.”

“Looking to the fourth quarter, I expect our performance to continue to improve based on our cost structure, operating performance, and current booking activity. As the economy begins to re-open from coronavirus related restrictions, I anticipate project awards to accelerate and the pace of construction to increase, resulting in demand for Kewaunee’s products.”

EBITDA and Segment EBITDA Reconciliation

Quarter Ended January 31, 2020	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(552)	$—	$(1,366)	$(1,918)
Add/(Less):
Interest Expense	—	12	138	150
Interest Income	—	(66)	(2)	(68)
Income Taxes	(315)	496	(531)	(350)
Depreciation and Amortization	573	73	(11)	635

EBITDA	$(294)	$515	$(1,772)	$(1,551)

Quarter Ended January 31, 2021	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(184)	$499	$(234)	$81
Add/(Less):
Interest Expense	—	1	104	105
Interest Income	—	(49)	—	(49)
Income Taxes	390	176	(1,379)	(813)
Depreciation and Amortization	594	68	(3)	659

EBITDA	$800	$695	$(1,512)	$(17)

Year to Date January 31, 2020	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$992	$(1,304)	$(3,313)	$(3,625)
Add/(Less):
Interest Expense	—	26	426	452
Interest Income	—	(318)	(7)	(325)
Income Taxes	447	2,867	(1,492)	1,822
Depreciation and Amortization	1,706	221	—	1,927

EBITDA	$3,145	$1,492	$(4,386)	$251

Year to Date January 31, 2021	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$977	$1,088	$(2,762)	$(697)
Add/(Less):
Interest Expense	—	2	308	310
Interest Income	—	(154)	(2)	(156)
Income Taxes	817	503	(2,309)	(989)
Depreciation and Amortization	1,800	196	9	2,005

EBITDA	$3,594	$1,635	$(4,756)	$473

About Non-GAAP Measures

EBITDA and Segment EBITDA are calculated as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. We believe EBITDA and Segment EBITDA allow management and investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization, which can vary significantly between companies depending upon many factors. EBITDA and Segment EBITDA are not calculations based upon generally accepted accounting principles, and the method for calculating EBITDA and Segment EBITDA can vary among companies. The amounts included in the EBITDA and Segment EBITDA calculations, however, are derived from amounts included in the historical statements of operations. EBITDA and Segment EBITDA should not be considered as alternatives to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to: competitive and general economic conditions and the rapidly evolving COVID-19 pandemic, including disruptions from government mandates, both domestically and internationally; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; and acts of terrorism, war, governmental action, natural disasters and other Force Majeure events. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2020, which you should review carefully, and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation

Condensed Consolidated Statements of Operations (Unaudited)

($ and shares in thousands, except per share amounts)

	Three months ended		Nine months ended
	January 31,		January 31,
	2021	2020	2021	2020
Net sales	$33,339	$34,225	$108,762	$113,283
Cost of products sold	27,685	28,947	90,832	94,743

Gross profit	5,654	5,278	17,930	18,540
Operating expenses	6,030	7,350	18,593	19,875

Operating loss	(376)	(2,072)	(663)	(1,335)
Pension expense	(288)	(113)	(865)	(339)
Other income	51	84	171	382
Interest expense	(105)	(150)	(310)	(452)

Loss before income taxes	(718)	(2,251)	(1,667)	(1,744)
Income tax expense (benefit)	(813)	(350)	(989)	1,822

Net earnings (loss)	95	(1,901)	(678)	(3,566)
Less: Net earnings attributable to the noncontrolling interest	14	17	19	59

Net earnings (loss) attributable to Kewaunee Scientific Corporation	$81	$(1,918)	$(697)	$(3,625)

Net earnings (loss) per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.03	$(0.70)	$(0.25)	$(1.32)
Diluted	$0.03	$(0.70)	$(0.25)	$(1.32)
Weighted average number of common shares outstanding
Basic	2,762	2,750	2,759	2,750
Diluted	2,789	2,750	2,759	2,750

Kewaunee Scientific Corporation

Condensed Consolidated Balance Sheets

($ in thousands)

	January 31,	April 30,
	2021	2020
	(Unaudited)
Assets
Cash and cash equivalents	$5,563	$4,365
Restricted cash	540	850
Receivables, less allowances	30,091	28,062
Inventories	15,615	15,330
Income tax receivable	4,205	2,717
Prepaid expenses and other current assets	4,109	2,907

Total Current Assets	60,123	54,231
Net property, plant and equipment	16,211	16,272
Right of use assets	9,715	9,312
Other assets	3,560	4,114

Total Assets	$89,609	$83,929

Liabilities and Stockholders’ Equity
Short-term borrowings	$4,493	$4,719
Current portion of lease obligations	1,373	1,301
Accounts payable	15,996	13,114
Other current liabilities	9,751	7,926

Total Current Liabilities	31,613	27,060
Long-term portion of lease obligations	8,373	7,893
Other non-current liabilities	11,361	10,273

Total Liabilities	51,347	45,226
Kewaunee Scientific Corporation stockholders’ equity	38,055	38,415
Noncontrolling interest	207	288

Total Stockholders’ Equity	38,262	38,703

Total Liabilities and Stockholders’ Equity	$89,609	$83,929